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                                                                    Exhibit 8



                        PORTER, WRIGHT, MORRIS & ARTHUR
                                ATTORNEYS AT LAW
                              41 SOUTH HIGH STREET
                           COLUMBUS, OHIO 43215-6194


                                January 27, 1995


Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
41 South High Street
Columbus, Ohio  43287

Security National Corporation
253 North Orlando Avenue
Maitland, Florida 32751

Ladies and Gentlemen:

         We are counsel for Huntington Bancshares Incorporated, a Maryland corporation and registered bank holding company ("Huntington"), and Huntington Bancshares Florida, Inc., an Ohio corporation which will become a registered bank holding company and which is a wholly-owned subsidiary of Huntington ("Huntington Florida"), in connection with the proposed merger (the "Merger") of Security National Corporation, a Delaware corporation that is a registered bank holding company ("Security National"), into Huntington Florida, pursuant to which the shareholders of Security National will receive shares of common stock, without par value, of Huntington ("Huntington Common") in exchange for their shares of common stock, $1.00 par value, of Security National ("Security National Common"); Huntington Florida will continue to exist as a wholly-owned subsidiary of Huntington; and the separate existence and corporate organization of Security National will cease.

         We have reviewed the following: Huntington's Articles of Restatement of Charter; Huntington's Bylaws; Security National's Certificate of Incorporation; Security National's Bylaws; the Agreement and Plan of Merger, dated as of July 12, 1994, as amended by the Amendment to Agreement and Plan of Merger, dated as of January 26, 1995 (collectively, the "Merger Agreement") each between Huntington Florida and Security National; the Supplemental Agreement, dated as of July 12, 1994, among Huntington, Huntington Florida, and Security National (the "Supplemental Agreement"); the corporate action taken to date in connection with the Merger and the issuance of the Huntington Common, and certain representations by Huntington, Huntington Florida, and Security National. Terms defined in the Merger Agreement or the Supplemental Agreement shall have the same meanings in this opinion letter.

         Unless otherwise specified, the section numbers cited herein refer to sections in the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the Merger, you have made or will make the following representations:

         a. The fair market value of the shares of Huntington Common and other consideration to be received by each shareholder of Security National in the Merger will be approximately equal to the fair market value of the Security National Common surrendered in exchange therefor.


         b. There is no plan or intention by the shareholders of Security National who own 5% or more of the outstanding shares of Security National Common and, to the best of the knowledge of the management of Security National, there is no plan or intention on the part of the remaining shareholders of Security National to sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common received in the Merger that would reduce the ownership of Huntington Common by the Security National shareholders to a number of shares having a value on the Effective Date of the Merger of less than 50 percent of the total value of all of the formerly
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Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
Security National Corporation
January 27, 1995
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                 outstanding shares of Security National Common as of the
                 same date. For purposes of this representation, shares of Security National Common surrendered by objecting shareholders or exchanged for cash in lieu of fractional shares of Huntington Common will be treated as outstanding Security National Common on the Effective Date of the Merger as defined in the Supplemental Agreement. Moreover, shares of Security National Common and shares of Huntington Common held by Security National's shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.


         c. Huntington Florida will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Security National immediately prior to the Merger. For purposes of this representation, amounts paid by Security National to objecting shareholders, amounts paid by Security National to shareholders who receive cash or other property, Security National assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Security National immediately preceding the Merger will be included as assets of Security National held immediately prior to the Merger.


         d. Prior to the Merger, Huntington will own at least 80% of all classes of stock of Huntington Florida.


         e. Following the Merger, Huntington Florida will not issue additional shares of its stock that would result in Huntington losing control of Huntington Florida within the meaning of
                 Section 368(c) of the Code.


         f. Huntington has no plan or intention to reacquire any of its stock issued in the Merger.


         g. Huntington has no plan or intention to liquidate Huntington Florida; to merge Huntington Florida with and into another corporation; to sell or otherwise dispose of the stock of Huntington Florida; or to cause Huntington Florida to sell or otherwise dispose of any of the assets acquired from Security National, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.


         h. The liabilities of Security National assumed by Huntington Florida and the liabilities to which the transferred assets of Security National are subject were incurred by Security National in the ordinary course of its business.


         i. Following the Merger, Huntington Florida will continue the historic businesses of Security National or use a significant portion of Security National's business assets in a business.


         j. Huntington, Huntington Florida, and Security National will each pay their own expenses incurred in connection with the Merger and will not pay any expenses of the shareholders of Security National.


         k. There is no intercorporate indebtedness existing between Huntington and Security National or between Huntington Florida and Security National that was issued, acquired, or will be settled at a discount.
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Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
Security National Corporation
January 27, 1995
Page 3




         l. Neither Security National, Huntington, nor Huntington Florida is an investment company as defined in Section
                 368(a)(2)(F)(iii) and (iv) of the Code.


         m. Neither Security National, Huntington, nor Huntington Florida is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


         n. The fair market value of the assets of Security National transferred to Huntington Florida in the Merger will equal or exceed the sum of the liabilities assumed by Huntington Florida in the Merger plus the amount of liabilities, if any, to which the assets to be transferred in the Merger are subject.


         o.      No stock of Huntington Florida will be issued in the Merger.


         p. The payment of cash in lieu of fractional shares of Huntington Common is solely for the purpose of avoiding the expense and inconvenience to Huntington of issuing fractional shares and does not represent separately bargained-for consideration.
                 The total cash consideration that will be paid in the transaction to the Security National shareholders instead of issuing fractional shares of Huntington Common will not exceed one percent of the total consideration that will be issued in the transaction to the Security National shareholders in exchange for their shares of Security National Common. The fractional share interests of each Security National shareholder will be aggregated and no Security National shareholder will receive cash in an amount equal to or greater than the value of one full share of Huntington Common.


         q. None of the compensation received by any shareholder-employee of Security National will be separate consideration for, or allocable to, any of their shares of Security National Common; none of the shares of Huntington Common received by any shareholder-employee of Security National will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


         r. No material dividends or distributions have been or will be made with respect to the Security National Common prior to the Merger except for the normal and customary quarterly dividends to its shareholders as provided or allowed by the Supplemental Agreement.


         s. In the case of an incentive stock option to acquire shares of Security National Common granted under the Security National Stock Option Plan, a holder of such option will not receive any additional benefits as a result of the conversion of the option in the Merger.


         t. In the case of an incentive stock option to acquire shares of Security National Common granted under the Security National Stock Option Plan, immediately after the conversion to an incentive stock option to purchase shares of Huntington Common under the Huntington Stock Option Plan, the excess of the aggregate fair market value of the shares of Huntington Common subject to the Huntington Stock Option, in each instance, will not be more than the excess of the aggregate fair market value of the shares of Security National Common subject to the Security National Stock Option immediately before its conversion in the Merger, over the aggregate option prices for such stock.
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Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
Security National Corporation
January 27, 1995
Page 4



         u. In the case of an incentive stock option to acquire shares of Security National Common granted under the Security National Stock Option Plan, on a share-by-share comparison, the ratio of the option price to the fair market value the shares of Huntington Common subject to the Huntington Stock Option immediately after the conversion in the Merger will not be more favorable to the optionee than the ratio of the option price to the fair market value of the shares of Security National Common subject to the Security National Stock Option immediately before the conversion.


        Based on our understanding of the Merger and subject to the receipt of the representations set forth above upon the Closing, and assuming the shareholders of Security National do not sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common received in the Merger that would reduce the ownership of Huntington Common by the former shareholders of Security National to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the total value of all of the formally outstanding Security National Common as of the same date, we are of the opinion that:

         1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and Huntington, Huntington Florida, and Security National will each be "a party to a reorganization" within the meaning of
                 Section 368(b) of the Code.


         2. The basis of the assets of Security National received by Huntington Florida will be the same as the basis of those assets in the hands of Security National immediately prior to the Merger.


         3. The holding period of the assets of Security National received by Huntington Florida will, in each instance, include the period for which such assets were held by Security National.


         4. No gain or loss will be recognized by Huntington Florida or Huntington upon the acquisition by Huntington Florida of substantially all the assets of Security National in exchange for shares of Huntington Common, the assumption by Huntington Florida of the liabilities of Security National, the payment of cash in lieu of fractional shares of Huntington Common, and the payment of cash to objecting shareholders of Security National, if any.


         5. Huntington Florida will succeed to and take into account the items of Security National described in Section 381(c) of the Code, subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the Code and the Treasury Regulations thereunder.


         6. No gain or loss will be recognized by Security National upon the transfer of substantially all of its assets to Huntington Florida in exchange for shares of Huntington Common, the assumption by Huntington Florida of the liabilities of Security National, the payment of cash in lieu of fractional shares of Huntington Common, and the payment of cash to objecting shareholders, if any.


         7. No gain or loss will be recognized by the shareholders of Security National who exchange their shares of Security National Common for shares of Huntington Common, except to the extent of any cash received in lieu of a fractional share of Huntington Common.


         8. The basis of the shares of Huntington Common received by the shareholders of Security National who receive solely shares of Huntington Common will be the same as the basis of the shares of Security National Common surrendered in exchange therefor.
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Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
Security National Corporation
January 27, 1995
Page 5




         9. The holding period of the shares of Huntington Common received by a particular shareholder of Security National will include the period the shares of Security National Common surrendered in exchange therefor were held by such Security National shareholder, provided that the Security National Common surrendered was held as a capital asset in the hands of such Security National shareholder on the Effective Date.


         10. Where solely cash is received by a shareholder of Security National in exchange for his or her shares of Security National Common pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his or her shares of Security National Common, subject to the provisions and limitations of Section 302 of the Code. Where, as a result of such distribution, a shareholder owns no shares of Huntington Common either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for such shareholder's shares of Security National Common, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Security National Common shares surrendered, as determined under
                 Section 1011 of the Code.


         11. The payment of cash in lieu of fractional shares of Huntington Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.


         12. While not free from doubt, holders of the Security National Stock Options which are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options into Huntington Stock Options pursuant to Section 8(d) of the Merger Agreement.


         We have given this opinion pursuant to Section 6.05 of the Supplemental Agreement in connection with the transactions contemplated thereby and such opinion is not to be relied upon for any other purpose. No opinion is expressed about the tax treatment of the transaction under other provisions of the Code and the Treasury Regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinions. No opinion is expressed as to the effect of state, local, and foreign tax laws.

         You should be aware that these opinions represent our conclusions as to the application of existing law and are based on the representations given as of the date hereof. We have not independently verified the factual matters set forth in the representations. Further, we have not obtained an IRS ruling on this transaction. Unlike a ruling, an opinion of counsel is not binding upon the IRS, and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion will be upheld by the courts if challenged by the IRS. In such event the tax results described above may be adversely affected.
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Huntington Bancshares Incorporated
Huntington Bancshares Florida, Inc.
Security National Corporation
January 27, 1995
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         The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. If there is a change in law prior to closing, or if the parties are unable to confirm their representations as of the closing, our opinion is subject to change. No person other than the addressees named herein may rely on this opinion for any purpose.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ PORTER, WRIGHT, MORRIS & ARTHUR

                                         PORTER, WRIGHT MORRIS & ARTHUR